SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 12, 2013

Date of Report

(Date of Earliest Event Reported)

AMERICAN LASER HEALTHCARE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

000-54541

45-4985655

    (State or other jurisdiction

(Commission File Number)

     (IRS Employer

       of incorporation)

 Identification No.)

1 Technology Drive, Suite I-807

Irvine, California 92618

(Address of Principal Executive Offices)

714-873-8899

(Registrant’s Telephone Number)

ITEM 4.01 Changes in Registrant's Certifying Accountant

On October 18th, 2013, JPDH & Company resigned as accountants.  The Board of Directors then determined to engage Anton & Chia LLP, an accounting firm with whom they were familiar and who acted as the Company’s accountants prior to engaging JPDH & Company.

The prior accountant's report on the financial statements for the past year (or for the period covered since inception of the Company) did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

In the unaudited financial statements as of and for the period ended June 30, 2013 contains a note as to the Company's ability to continue as a going concern. The note indicated that the Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and /or obtain additional financing from its stockholders and/or other third parties.

In connection with the audits of the Company's financial statements for the period from September 21, 2011 (Inception) to September 30, 2012 and the reviewed subsequent interim financial statements through June 30, 2013, there were no disagreements with the former accountants, JPDH & Company, on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

On October 24, 2013 (the "Engagement Date"), the Company engaged Anton & Chia, LLP ("Anton & Chia") as its independent registered public accounting firm. The decision to engage Anton & Chia as the Company's independent registered public accounting firm was approved by the Company's Board of Directors.  Since October 13, 2012 (the date JPDH & Company was appointed) and through October 24, 2013, (the date Anton & Chia was appointed), the Company did not consult Anton & Chia with respect to the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's Financial Statements, or any other matters or reportable events as defined in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Company is unable to obtain a letter from the former accountants stating it has no disagreement with the disclosure herein as the auditor in charge is out of the country.  The Company has been informed that such letter will be issued when the auditor is back in the country.  When available the Company will file such letter in an amendment to this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

AMERICAN LASER HEALTHCARE CORPORATION

Date: November 12, 2013	/s/ David Janisch
CEO